Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pursuant to the closing of the merger on November 7, 2023, Smucker acquired Hostess Brands, Inc. (“Hostess Brands”). The following unaudited pro forma condensed combined financial information and notes thereto have been prepared by Smucker using the acquisition method of accounting and are based on the historical consolidated financial statements of Smucker and Hostess Brands, after giving effect to the merger and the consummation of Smucker’s financing transactions related to the merger. The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the closing date of the merger.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based on preliminary estimates of the fair value of the assets acquired and liabilities assumed, and the related income tax impact of the acquisition accounting adjustments. The pro forma adjustments included herein, which include an evaluation of accounting policies for conformity, may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the acquisition date. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of assets acquired and liabilities assumed may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the Unaudited Pro Forma Condensed Combined Statements of Income due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets, among other items.

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred, including equity consideration, be measured at the closing date of the merger at the then current market price.

The Unaudited Pro Forma Condensed Combined Statement of Income for the year ended April 30, 2023 combines Hostess Brands’ historical unaudited Condensed Consolidated Statement of Operations for the 12 months ended March 31, 2023, with Smucker’s audited historical Statement of Consolidated Income for the fiscal year ended April 30, 2023. Hostess Brands’ historical unaudited Condensed Consolidated Statement of Operations for the 12 months ended March 31, 2023, was derived from the audited historical Consolidated Statement of Operations for the year ended December 31, 2022, by removing the unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2022, and adding the unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2023. The Unaudited Pro Forma Condensed Combined Statement of Income for the three months ended July 31, 2023, combines Hostess Brands’ historical unaudited Condensed Consolidated Statement of Operations for the three months ended June 30, 2023, with Smucker’s unaudited historical Condensed Statement of Consolidated Income for the three months ended July 31, 2023. These statements reflect the merger and the financing transactions as if they had occurred on May 1, 2022.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the unaudited historical Condensed Consolidated Balance Sheet of Hostess Brands as of June 30, 2023, with Smucker’s unaudited historical Condensed Consolidated Balance Sheet as of July 31, 2023, to reflect the merger and the financing transactions as if they had occurred on July 31, 2023.

The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are:

•	directly attributable to the merger;

•	reclassifications made to conform Hostess Brands’ presentations to those of Smucker;

•	reflective of Smucker’s financing transactions related to the merger; and

•	factually supportable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	accompanying notes to the unaudited pro forma condensed combined financial information;

•

Smucker’s audited historical consolidated financial statements for the fiscal year ended April 30, 2023 in the Annual Report on Form 10-K of Smucker for the fiscal year ended April 30, 2023, and unaudited historical condensed consolidated financial statements for the three months ended July 31, 2023 in the Form 10-Q of Smucker for the fiscal quarter ended July 31, 2023; and

•

Hostess Brands’ audited historical consolidated financial statements for the fiscal year ended December 31, 2022 in the Annual Report on Form 10-K of Hostess Brands for the fiscal year ended December 31, 2022, and unaudited historical condensed consolidated financial statements for the three and six months ended June 30, 2023 in the Form 10-Q of Hostess Brands for the fiscal quarter ended June 30, 2023.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. See “Risk Factors” in the Annual Report on Form 10-K of Smucker for the fiscal year ended April 30, 2023 and the Quarterly Report on Form 10-Q of Smucker for the six months ended October 31, 2023 for additional discussion of risk factors associated with the pro forma financial information.

Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information does not include any adjustments related to future restructuring or one-time charges; future initiatives related to potential profit improvements or potential cost savings, which may result from the merger; or the result of final valuations of tangible and intangible assets and liabilities. Accordingly, no additional adjustments with respect to costs were required to be reflected in the Unaudited Pro Forma Condensed Combined Statements of Income. Smucker is currently developing plans to integrate the operations of Smucker and Hostess Brands, which may involve material costs. Smucker expects to incur approximately $210.0 million in one-time costs related to the transaction, the majority of which are expected to be cash charges. The one-time costs are anticipated to be incurred primarily over the next two years, with over half of the costs expected to be recognized in fiscal 2024. Smucker expects that its integration and cost savings initiatives, as well as other potential synergies, will result in anticipated profit improvements of approximately $100.0 million across cost of products sold and selling, distribution, and administrative expenses, which are expected to be achieved by the end of fiscal 2026. Integration teams have been formed to further develop and execute detailed implementation programs, the related costs of which have been included in the estimated one-time costs.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of July 31, 2023 for Smucker

	Historical		Pro Forma
(Dollars in millions)	Smucker July 31, 2023	Hostess Brands June 30, 2023	Adjustments		Combined
ASSETS
Current Assets
Cash and cash equivalents	$241.1	$99.4	($96.4	) (A)	$244.1
Trade receivables – net	592.4	181.7	—		774.1
Inventories	1,093.4	67.2	8.2	(B)	1,168.8
Investment in equity securities	459.8	—	—		459.8
Other current assets	110.1	18.1	16.6	(C)	144.8

Total Current Assets	2,496.8	366.4	(71.6)		2,791.6

Property, Plant, and Equipment – Net	2,289.6	467.7	54.6	(D)	2,811.9

Other Noncurrent Assets
Operating lease right-of-use assets	169.2	18.5	—		187.7
Goodwill	5,221.2	706.6	1,854.5	(E)	7,782.3
Other intangible assets – net	4,391.0	1,909.1	1,131.3	(F)	7,431.4
Other noncurrent assets	144.0	49.1	(46.1	) (A)	147.0

Total Other Noncurrent Assets	9,925.4	2,683.3	2,939.7		15,548.4

Total Assets	$14,711.8	$3,517.4	$2,922.7		$21,151.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,301.0	$84.3	$—		$1,385.3
Accrued trade marketing and merchandising	171.8	68.0	—		239.8
Current portion of long-term debt	—	8.1	(8.1	) (A)	—
Short-term borrowings	—	—	700.0	(A)	700.0
Current operating lease liabilities	35.9	4.4	—		40.3
Other current liabilities	438.5	38.4	194.0	(N)	670.9

Total Current Liabilities	1,947.2	203.2	885.9		3,036.3

Noncurrent Liabilities
Long-term debt	4,315.1	965.5	3,289.7	(A)	8,570.3
Deferred income taxes	1,130.8	361.9	304.3	(C)	1,797.0
Noncurrent operating lease liabilities	141.1	16.5	—		157.6
Other noncurrent liabilities	174.2	118.6	(117.2	) (N)	175.6

Total Noncurrent Liabilities	5,761.2	1,462.5	3,476.8		10,700.5

Total Shareholders’ Equity	7,003.4	1,851.7	(1,440.0	) (G)	7,415.1

Total Liabilities and Equity	$14,711.8	$3,517.4	$2,922.7		$21,151.9

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended April 30, 2023 for Smucker

	Historical		Pro Forma
(in millions, except per share data)	Smucker year ended April 30, 2023	Hostess Brands twelve months ended March 31, 2023	Reclassifications (H)	Adjustments		Combined
Net sales	$8,529.2	$1,371.5	($2.4)	$—		$9,898.3
Cost of products sold	5,727.4	900.7	(37.7)	27.0	(B), (I)	6,617.4

Gross Profit	2,801.8	470.8	35.3	(27.0)		3,280.9
Selling, distribution, and administrative expenses	1,455.0	224.1	35.8	—		1,714.9
Amortization	206.9	23.5	—	48.3	(J)	278.7
Other special project costs	4.7	—	—	—	(O)	4.7
Loss (gain) on divestitures – net	1,018.5	—	—	—	(O)	1,018.5
Other operating expense (income) – net	(40.8)	(0.9)	(0.5)	—		(42.2)

Operating Income	157.5	224.1	—	(75.3)		306.3
Interest expense – net	(152.0)	(41.5)	—	(248.7	) (K)	(442.2)
Other income (expense) – net	(14.7)	32.2	—	—	(O)	17.5

Income (Loss) Before Income Taxes	(9.2)	214.8	—	(324.0)		(118.4)
Income tax expense	82.1	46.9	—	(81.0	) (L), (O)	48.0

Net Income (Loss)	$(91.3)	$167.9	$—	$(243.0)		$(166.4)

Earnings per common share:
Net Income (Loss)	$(0.86)					$(1.51)
Net Income (Loss) – Assuming Dilution	$(0.86)					$(1.51)

Weighted average shares outstanding	106.2			4.0	(M)	110.2
Weighted average shares outstanding – assuming dilution	106.2			4.0	(M)	110.2

Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended July 31, 2023 for Smucker

	Historical		Pro Forma
(in millions, except per share data)	Smucker three months ended July 31, 2023	Hostess Brands three months ended June 30, 2023	Reclassifications (H)	Adjustments		Combined
Net sales	$1,805.2	$352.4	($0.5)	$—		$2,157.1
Cost of products sold	1,150.4	226.4	(9.7)	4.3	(I)	1,371.4

Gross Profit	654.8	126.0	9.2	(4.3)		785.7
Selling, distribution, and administrative expenses	313.6	58.4	9.3	—		381.3
Amortization	39.8	5.9	—	12.0	(J)	57.7
Other operating expense (income) – net	(2.1)	—	(0.1)	—		(2.2)

Operating Income	303.5	61.7	—	(16.3)		348.9
Interest expense – net	(32.1)	(10.3)	—	(62.1	) (K)	(104.5)
Other income (expense) – net	(33.0)	(7.5)	—	—	(O)	(40.5)

Income Before Income Taxes	238.4	43.9	—	(78.4)		203.9
Income tax expense	54.8	11.4	—	(19.6	) (L)	46.6

Net Income	$183.6	$32.5	$—	$(58.8)		$157.3

Earnings per common share:
Net Income	$1.79					$1.48
Net Income – Assuming Dilution	$1.79					$1.47

Weighted average shares outstanding	102.4			4.0	(M)	106.4
Weighted average shares outstanding – assuming dilution	102.8			4.0	(M)	106.8

THE J. M. SMUCKER COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollars in millions, except per share data)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information for the merger and the related financing transactions is included for the fiscal year ended April 30, 2023 and as of and for the three months ended July 31, 2023.

Upon completion of the merger on November 7, 2023, Hostess Brands became a direct wholly owned subsidiary of Smucker. The transaction is being accounted for under the acquisition method of accounting, and accordingly, the purchase price will be allocated to the assets acquired and the liabilities assumed based upon their respective fair values as of November 7, 2023, the date the merger was completed. The purchase price paid in the merger reflects an exchange offer of all outstanding shares of Hostess Brands common stock at a price of $34.25 per share, based on the September 8, 2023 share price of Smucker, consisting of $30.00 in cash and .03002 Smucker common shares that were exchanged for each share of Hostess Brands common stock. The following purchase price is based upon the outstanding shares of Hostess Brands on November 7, 2023, the date the merger was completed:

Smucker common shares issued (G)	$450.2
Assumed debt from Hostess Brands	991.0
Assumed debt-like item (N)	67.7
Cash consideration paid, net of cash acquired	3,987.8

Total purchase price	$5,496.7

Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to Hostess Brands’ net tangible and intangible assets and liabilities based on their estimated fair values as of November 7, 2023, the date the merger was completed. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of Hostess Brands’ tangible assets, identifiable intangible assets, and liabilities as of November 7, 2023. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the Unaudited Pro Forma Condensed Combined Statements of Income due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets, among other items.

The purchase price has been preliminarily allocated as follows:

Tangible assets, net of cash acquired	$865.1
Identifiable indefinite-lived intangible assets	1,752.2
Identifiable finite-lived intangible assets	1,288.2
Goodwill	2,561.1
Liabilities assumed	(969.9)

Total preliminary purchase price allocation	$5,496.7

Certain amounts in the historical financial statements of Hostess Brands have been reclassified to conform with Smucker’s historical financial presentation or to conform with Smucker’s accounting policies. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Pro Forma Adjustments

The pro forma and reclassification adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	Cash and debt have been adjusted to reflect the financing activities.

Debt:
New commercial paper	$700.0
New bank term loan	800.0
New bank term loan – debt issuance costs	(0.3)
New long-term bonds	3,500.0
New long-term bonds – discount	(15.0)
New long-term bonds – debt issuance costs	(29.5)
Pay off existing Hostess Brands’ debt	(982.5)
Non-cash adjustment for Hostess Brands’ deferred financing fees and issuance costs	11.4

Net change in total debt	3,984.1
Less:
Current portion of Hostess Brands’ extinguished debt	8.1
Short-term borrowings – new commercial paper	(700.0)

Net change in current portion of long-term debt and short-term borrowings	(691.9)

Net change in long-term debt	$3,292.2

Cash:
Net change in total debt	$3,984.1
Non-cash adjustment for Hostess Brands’ deferred financing fees and issuance costs	(11.4)

Cash received from net change in debt	3,972.7
Less:
Cash consideration paid, including adjustment for Hostess Brands’ cash	(4,087.2)
Hostess Brands’ accrued and unpaid interest	(8.5)
Cash settlement of Hostess Brands’ interest rate swap	46.1
Other debt related costs (G)	(19.5)

Net change in cash due to financing activities	$(96.4)

Further, the long-term debt for Hostess Brands as of June 30, 2023 has been adjusted by $2.5 to reflect the actual amount that was paid off by Smucker at close of the transaction.

(B)

Historical inventory of Hostess Brands has been adjusted to reflect estimated fair values. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less an estimate for remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. The Unaudited Pro Forma Condensed Combined Statement of Income for the year ended April 30, 2023, has also been adjusted to increase cost of products sold by the same amount as the inventory fair value adjustment, as this inventory is expected to be sold within one year of the acquisition date.

(C)

Differences in the financial reporting and tax reporting treatment of assets acquired and liabilities assumed in the purchase transaction result in a deferred income tax adjustment. Smucker’s preliminary estimate of the deferred tax adjustment resulting from the purchase accounting adjustments was calculated at a tax rate of 25 percent, representing Smucker’s best estimate of the blended statutory rate related to Hostess Brands’ operations for all jurisdictions after combining with Smucker. The adjustments also include the tax related impact of the financing activities, as referenced in (A) and (G).

(D)

Net book value of property, plant, and equipment of Hostess Brands has been adjusted to estimated fair value based on a preliminary assessment of the acquired assets. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the estimated fair value adjustment is being depreciated over a weighted-average useful life of approximately 7 years for personal property and 19 years for real property, as discussed in (I).

(E)

Goodwill, representing the excess of the purchase price paid over Smucker’s preliminary estimates of the fair value of the assets acquired and liabilities assumed, has been recorded; historical goodwill of Hostess Brands has been eliminated in recording the merger; and differences in the financial reporting and tax reporting treatment of assets acquired and liabilities assumed in the purchase transaction resulted in a deferred income tax adjustment. Smucker’s preliminary estimate of the deferred tax adjustment resulting from the purchase accounting adjustments was calculated at a rate of 25 percent, representing Smucker’s best estimate of the blended statutory rate related to Hostess Brands’ operations for all jurisdictions after combining with Smucker.

(F)

Intangible assets related to Hostess Brands have been recorded based on Smucker’s preliminary estimate of fair value determined based upon the present value of the estimated future cash flows projected by management, and historical intangibles of Hostess Brands have been eliminated in recording the merger.

Indefinite-lived intangible assets of approximately $1,752.2 are brand-related trade names principally associated with the Hostess® and Voortman® brands. Smucker preliminarily assigned an indefinite life to these intangible assets as these brand-related intangible assets have no legal, regulatory, or contractual provisions that may limit their maximum useful lives, and Smucker expects that they will directly or indirectly contribute to cash flows of Smucker for an indefinite period. Key factors included in Smucker’s determination were the brands’ strong history, significant presence in the sweet baked goods category, the current and anticipated competitive environment, and the anticipated future operating plans for the brands under Smucker ownership.

Finite-lived intangible assets of approximately $1,288.2 are primarily customer relationship assets and non-competition agreements. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the finite-lived intangible assets are being amortized over a weighted-average useful life of approximately 24 years, as discussed in (J). Smucker’s preliminary assessment of the weighted-average useful life is based on historical attrition experience of similar assets.

(G)	The adjustment to total equity reflects adjustments to Smucker shares and additional capital, retained earnings, and the elimination of Hostess Brands’ historical equity as described below.

Smucker shares and additional capital were increased by a total of $450.2 to reflect the impact of issuing approximately 4.0 million Smucker shares at $112.84 per share, the closing price on November 6, 2023, in exchange for each outstanding Hostess Brands share. Shares issued are based on the outstanding Hostess Brands shares, at a price of $4.25 per share, representing .03002 of a share of Smucker common shares based on the closing price of Smucker shares on September 8, 2023.

Historical equity accounts of Hostess Brands, consisting of additional capital, accumulated other comprehensive income, and retained earnings, have been eliminated in recording the merger.

Retained earnings includes the following adjustments, which are not included in the Unaudited Pro Forma Condensed Combined Statements of Income as these charges are nonrecurring.

Estimated total value of Smucker’s common shares to be issued	$450.2
Write-off of Hostess Brands’ equity	(1,851.7)
Other debt related costs (A)	(19.5)
Compensation cost related to equity awards (N)	(35.6)
Tax benefit of merger related items	16.6

Net change in total equity	$(1,440.0)

(H)	Reclassifications have been made to Hostess Brands’ historical financial statements to conform the presentation to Smucker’s accounting policies for:

a.	certain selling expenses included in cost of products sold by Hostess Brands but included in net sales by Smucker;

b.	certain distribution expenses included in cost of products sold by Hostess Brands but included in selling, distribution, and administrative (“SD&A”) expenses by Smucker;

c.	certain advertising expenses included in SD&A expenses by Hostess Brands but included in cost of products sold by Smucker; and

d.	royalty income included in net sales by Hostess Brands but included in other operating expense (income) – net by Smucker.

(I)

Depreciation expense related to personal property will increase as a result of the preliminary adjustment to record Hostess Brands’ personal property at estimated fair values. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the fair value adjustment related to personal property is being depreciated using a straight-line method over a weighted-average useful life of approximately 7 years. Depreciation expense related to real property will increase as a result of the preliminary adjustment to record Hostess Brands’ real property at estimated fair values. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the fair value adjustment related to real property is being depreciated using a straight-line method over a weighted-average useful life of approximately 19 years. The net adjustment for personal and real property is an increase in depreciation expense.

(J)

Amortization expense will increase as a result of the preliminary adjustment to record identifiable finite-lived intangible assets of Hostess Brands, as discussed in (F). For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the finite-lived intangible assets are being amortized using a straight-line method over a weighted-average useful life of approximately 24 years.

(K)

Interest expense, including the amortization of capitalized debt issuance costs, will increase as a result of the financing transactions described in (A). For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, historical interest expense related to extinguished debt was eliminated and interest expense was included for the new borrowings based on the borrowing rates applicable to the completed financing transactions, including a weighted-average borrowing rate of 6.36 percent on long-term debt.

	Year ended April 30, 2023	Three months ended July 31, 2023
Elimination of Hostess Brands’ historical interest expense	$41.5	$10.3
Interest expense, including amortization of debt issuance costs, related to new borrowings	(290.2)	(72.4)

Net change in interest expense	$(248.7)	$(62.1)

As a result of the divestiture of certain pet food brands during fiscal 2023, Smucker owned 5.4 million shares of Post Holdings, Inc. (“Post”) common stock. During the first quarter of fiscal 2024, Smucker entered into an equity forward derivative agreement to facilitate the forward sale of Post common stock. All 5.4 million common shares of Post common stock were hedged and settled for $466.3 during the third quarter of fiscal 2024. The proceeds were used to immediately pay down a portion of the new commercial paper, as discussed in (A), significantly reducing the interest expense impact associated with the commercial paper. Based on the timing of the proceeds received from Post and the closing of the merger, the interest expense adjustment within the Unaudited Pro Forma Condensed Combined Statements of Income reflects only a week of interest expense for the year ended April 30, 2023, and no interest expense for the three months ended July 31, 2023, related to the portion of commercial paper that was repaid.

(L)

Estimated income tax expense related to the pro forma adjustments is calculated based on a tax rate of 25 percent. This represents Smucker’s best estimate of the blended statutory rate related to Hostess Brands’ operations for all jurisdictions-after combining with Smucker.

(M)

Pro forma per share data is based on the weighted-average shares outstanding of Smucker shares for the period presented and includes the issuance of approximately 4.0 million Smucker shares on November 7, 2023, the closing of the merger. Smucker’s historical earnings per share is computed based on the allocation of Smucker’s net income to common shareholders divided by the weighted average common shares outstanding under both the two-class method and treasury method to conclude on the most dilutive method. As a result, the two-class method was utilized for the year ended April 30, 2023, and the treasury method was utilized for the three months ended July 31, 2023. For purposes of these pro forma financial statements, the allocation of net income is not presented.

(N)

Other current liabilities has been adjusted by $103.3 to reflect the liability associated with Smucker’s cash payment of Hostess Brands’ employee equity awards, following the completion of the merger, of which $67.7 is recognized as consideration transferred and $35.6 is considered compensation cost for Smucker. In addition, the historical obligation assumed by Smucker related to the tax receivable agreement of Hostess Brands has been decreased by $38.1 to reflect the estimated fair value, and has been classified as other current liabilities. The obligation associated with the tax receivable agreement was paid in cash by Smucker following the completion of the merger. The change in other current liabilities also includes adjustments for accrued and unpaid interest and accrued income taxes related to adjustments described herein. Other noncurrent liabilities has been reduced by $117.2 to reflect the adjustments described above pertaining to the historical tax receivable agreement of Hostess Brands.

(O)	Certain items included in the historical results of Smucker and Hostess Brands are considered unusual and infrequently occurring, and do not reflect ongoing operating results, as summarized below.

a.	Smucker’s results for the year ended April 30, 2023, include a net loss on divestitures of $1,018.5, primarily reflecting the pre-tax loss on the sale of certain pet food brands to Post.

b.	Smucker’s results for the year ended April 30, 2023, include other special project costs of $11.1, related to approved restructuring activities, of which $6.4 was recognized in cost of products sold.

c.

Smucker’s results for the year ended April 30, 2023 and three months ended July 31, 2023, include a $3.8 and $27.4 unrealized pre-tax loss on investment, respectively, in other income (expense) – net related to the change in fair value of the investment in Post common stock and the related equity forward contract.

d.	Smucker’s results for the year ended April 30, 2023, include an unfavorable permanent income tax expense impact associated with the sale of certain pet food brands to Post.

e.

Hostess Brands’ results for the year ended March 31, 2023, include a $33.0 gain in other income (expense) – net related to the receipt of insurance proceeds under a representation and warranty insurance policy purchased in connection with the Voortman acquisition.